Exhibit 99.1

N E W S B U L LETIN	RE:	Headwaters Incorporated
FROM:		10701 S. River Front Parkway, Suite 300
South Jordan, UT 84095
Phone: (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION

AT THE COMPANY:	ANALYST CONTACT:
Sharon Madden	Tricia Ross
Vice President of Investor Relations	Financial Profiles
(801) 984-9400	(310) 622-8226

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS
FOR FIRST QUARTER OF FISCAL 2017

•             Agreed to Boral Transaction at US$24.25 Per Share

•             Revenue Increased 17% to $256 Million

•             Operating Income of $19 Million

•             Adjusted EBITDA of $42 Million

•             Reaffirm 2017 Adjusted EBITDA Guidance of $235 to $250 Million

SOUTH JORDAN, UTAH, JANUARY 31, 2017 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its first quarter of fiscal 2017.

First Quarter 2017 Highlights

•                  Boral transaction creates substantial incremental value for Headwaters’ shareholders

•                  Signed new fly ash agreements with over 500,000 tons of incremental supply

•                  Roofing sales up 20% and integration of manufacturing facilities should be completed in the March quarter

•                  Building products revenue increased 33%

•                  Construction materials operating income margin of 15.5%, and Adjusted EBITDA margin of 20%

•                  Repaid $15.0 million of our long-term debt

CEO Commentary

“Headwaters entered into a definitive merger agreement with Boral Limited (BLD: ASX) pursuant to which Boral will acquire Headwaters Incorporated for US$24.25 per share in cash, representing an aggregate enterprise value of approximately US$2.6 billion. We are pleased to create value for our shareholders and through the combination of businesses create value for our customers as well,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters.

“One of our most important objectives for 2017 is to increase supply of high quality fly ash, and we made meaningful progress during the December quarter,” continued Mr. Benson.  “Many of our 2017 fly ash contract initiatives came to fruition, resulting in an important expansion of expected supply. We’ve executed four new contracts and also executed an amendment to one of our supply agreements that substantially extended its term.  This is a testament to the quality and expertise of our fly ash team and the strong relationships we have with our suppliers.

“We now expect our sales from net new fly ash sources to exceed 500,000 tons in 2017. In addition, increases to our fly ash storage capacity are ahead of schedule and should exceed our forecast, all of which should contribute to a strong year for our Construction Materials segment.

“Adjusted EBITDA in our Building Products segment increased by 20% year-over-year.  We experienced solid margin expansion in our stone product group and margin accretion from the addition of windows to our Building Products segment. Roofing products delivered 20% revenue growth, and we anticipate margin expansion as we complete the integration of our stone-coated manufacturing facilities in the March quarter.

First Quarter Summary

Headwaters’ first quarter 2017 consolidated revenue increased by 17% to $255.6 million from $218.4 million for the first quarter of 2016. Gross profit was $70.6 million, compared to $64.3 million in 2016, and operating income was $19.3 million, compared to $24.8 million in 2016. Certain non-routine merger and acquisition-related costs, primarily related to the Boral transaction, impacted operating income in 2017.  Adjusted EBITDA increased by $1.7 million to $41.9 million, or 4% over 2016.

Income from continuing operations was $6.7 million, or $0.09 per diluted share, for the first quarter of 2017, compared to $12.9 million, or $0.17 per diluted share, for the first quarter of 2016. First quarter adjusted income from continuing operations was $13.1 million, or $0.17 per diluted share in 2017, compared to $16.2 million, or $0.21 per diluted share in 2016.  Discontinued operations were immaterial in both 2017 and 2016.

Although total precipitation in the southern United States during the first quarter of 2017 was less than in the prior year, the actual number of business days with rain increased significantly year-over-year, leading to interruptions in construction activities in the Southeast, and Texas specifically. The increase in rain days negatively impacted revenue for our activities with Southeast exposure, including windows, block, and ash.  However, underlying demand remains strong and we anticipate overall growth during the 2017 construction season.

Building Products Segment

Headwaters’ Building Products segment is a national brand leader in innovative building products through superior design, manufacturing, and channel distribution. The segment markets a wide variety of niche building products, including siding accessories, manufactured architectural stone, specialty roofing products, and windows.

Building Products revenue increased 33%, from $101.6 million in the first quarter of 2016 to $135.0 million in the first quarter of 2017. Gross profit was $38.5 million compared to $32.0 million in 2016 and operating income was $11.4 million compared to $11.7 million in 2016. Adjusted EBITDA increased 20% to $25.1 million, from $20.9 million in 2016.

We completed our first full quarter with the Krestmark window acquisition in our Building Products segment, and as we anticipated, its Adjusted EBITDA margins were accretive to Headwaters.  Consistent with our strategy to expand window sales from Texas, west to Phoenix and east to Atlanta, we successfully grew our window sales in Phoenix.   In January, we closed a small window acquisition in the Atlanta market. We expect this acquisition to be accretive to both revenue and Adjusted EBITDA in the March quarter and to increase annual window revenue by approximately $20 million.  We are now well positioned in the thriving new residential construction markets in the southern half of the United States, and look forward to the continued execution of our growth strategy.

Roofing revenue increased by 20% during the quarter.  However, we experienced inefficiencies while consolidating our stone-coated manufacturing facilities, but we expect to complete the integration during the March quarter and benefit from margin expansion. The combination of top line growth and margin expansion should result in superior roofing performance in the second half of the fiscal year.

While we have experienced an increase in resin material costs, including PVC and polypropylene,  we believe in the second half of the fiscal year we will be able to pass through these increased costs and mitigate any impact on margins. Accordingly, we are pleased with the 20% increase in Building Products Adjusted EBITDA year-over-year, despite weather impact, roofing manufacturing inefficiencies, and increased raw material and other costs.   The combination of passing through costs, improvement in roofing margins, and continued revenue growth positions us well for the 2017 construction season.

Construction Materials Segment

Headwaters is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits. Beginning this quarter, we are now reporting our concrete block group in the construction materials segment. Prior period results have also been adjusted to reflect this reporting change in order to have a consistent presentation.

First quarter 2017 revenue increased by 3% to $120.0 million, compared to $116.2 million in 2016. The increase in revenue was primarily attributable to a 30% increase in service revenue, a portion of which was related to the acquisition of SynMat, but also included an an increase in traditional utility service work. Including SynMat, service revenue represented approximately 20% of total segment revenue for the first quarter of 2017 compared to 15% for the same period in 2016.

Gross profit was $31.7 million in 2017, compared to $32.0 million in 2016 and operating income was $18.6 million in 2017, compared to $20.4 million in 2016. Adjusted EBITDA decreased $0.9 million from $24.9 million in 2016 to $24.0 million in 2017. Revenue and Adjusted EBITDA in the 2017 quarter were negatively impacted by rainfall in Texas, as well as normalization of winter weather conditions in the North Central U.S. relative to milder weather conditions last year.   An increase in service revenue and the inclusion of the block group into the segment contribute to slightly lower Adjusted EBITDA margins.

Although block was impacted by the number of rain days in the Texas market, we finished the quarter with a record backlog because shipments to a number of large school projects were delayed.  We completed the installation of our “big board” block manufacturing machine, expanding our capacity and improving efficiency. As shipments to large school projects begin to reduce our backlog, we anticipate revenue growth and margin expansion.

In 2017, we initially forecast between 200,000 and 300,000 tons of net fly ash sales from new supply contracts.  We have executed four new contracts and now expect our sales from net new fly ash sources to exceed 500,000 tons in 2017. We’ve also executed a service contract to assist a utility at two different sites to convert its wet disposal systems to dry systems, which should generate an increase in service revenue in 2017 and result in a significant increase in fly ash tons available for marketing in 2018.

We also anticipated 150,000 to 250,000 tons of new fly ash from storage and reclamation.  Construction on our first 2017 storage project is nearing completion and we currently expect it to receive ash by the end of the March quarter.  In addition, we have been able to secure incremental storage totaling over 60,000 tons that wasn’t in our original forecast, bringing our 2017 new storage capability to 140,000 tons, and total storage to over 600,000 tons. We are also in negotiations for additional new storage to be located in New England.

We have ordered the equipment for our first reclamation site and our team is mobilizing to begin the preparation work for installation of the equipment.  We anticipate that our first fly ash tons from reclamation will be available for sale in the second half of fiscal 2017, and should produce between 50,000 and 100,000 tons of marketable ash annually when fully operational.  We are also doing detailed due diligence on two additional reclamation sites.

We initially forecasted between 100,000 and 200,000 tons of additional supply resulting from enhanced utilization.  As the value of fly ash increases, it is economically feasible to deploy technology to enhance quality and increase utilization.  We are currently installing, or planning to install, our RestoreAir technology at five to six sites for 2017, and may expand this to additional sites as needed.  We expect to treat over 250,000 tons of fly ash at these sites. We also plan to convert 100,000 tons of ash from a low value use to high value replacement of portland cement.

Outlook

“Underlying demand for our product set continues to be strong and we are therefore re-affirming our 2017 forecasted Adjusted EBITDA range of $235 million to $250 million, resulting in growth of between 24% to 32%,” said Don P. Newman, Headwaters’ Chief Financial Officer.

“At December 31,  our pro forma net debt to Adjusted EBITDA ratio was 3.1 times, and we expect our net debt ratio to be in the range of 2.5 times by the end of fiscal 2017.  Consistent with our plan to reduce our gross debt by approximately $100 million in 2017, we repaid $15.0 million of principal in the December quarter.

“On February 3, we anticipate holding a special stockholder meeting to allow our stockholders to vote on the proposed merger with Boral Limited.  The meeting will convene at 2:00 p.m. Mountain Time at Headwaters’ corporate offices in South Jordan, Utah.  In light of the proposed merger transaction, we will not be holding a quarterly earnings call in conjunction with today’s release.”

Financial Supplement Attached

Headwaters’ condensed consolidated statements of income for the quarters ended December 31, 2015 and 2016 and balance sheets as of September 30, 2016 and December 31, 2016, all presented in accordance with generally accepted accounting principles (GAAP), are attached to this press release in the financial supplement. In addition, Headwaters currently uses two non-GAAP financial measures: Adjusted EBITDA and Adjusted EPS. Headwaters’ calculations of Adjusted EBITDA, trailing twelve months (TTM) Adjusted EBITDA and Adjusted EPS are also included in the financial supplement, following the condensed GAAP financial statements.

Headwaters defines Adjusted EBITDA as income from continuing operations plus net interest expense, income taxes, depreciation and amortization, equity-based compensation, cash-based compensation tied to stock price, goodwill and other impairments, and other non-routine adjustments that arise from time to time, all as presented in the table in the financial supplement. Headwaters currently defines Adjusted EPS as diluted EPS from continuing operations plus the effect of amortization expense related to acquired intangible assets and other non-routine adjustments that arise from time to time, as presented in the table in the financial supplement.

Adjusted EBITDA and Adjusted EPS are used by management, investors and analysts to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with GAAP. Adjusted EBITDA is also used by management, investors and analysts as one measure of a company’s ability to service its debt and meet its other cash needs. Our presentations of Adjusted EBITDA and Adjusted EPS have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. Accordingly, they are not presented as alternative measures of liquidity. Because the definitions of Adjusted EBITDA and Adjusted EPS vary among companies and industries, our definitions of these non-GAAP financial measures may not be comparable to similarly-titled measures used by other companies.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the construction materials and building products markets.  Through its construction materials and building products businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements relating to Headwaters’ operations that are based on management’s current expectations, estimates and projections about the industries in which Headwaters operates. Words such as “may,” “should,” “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “goals,” “outlook” and similar expressions are intended to help identify such forward-looking statements. Forward-looking statements include Headwaters’ expectations as to the agreement and plan of merger with Boral Limited, the managing and marketing of coal combustion products, and other construction materials, the production and marketing of building products, the sales to oil refineries of residue hydrocracking catalysts, the development, commercialization, and financing of new products and other strategic business opportunities and acquisitions, and other information about Headwaters which are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of  coal combustion products, construction materials,  building products and catalysts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the Company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Headwaters undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing feedstock and energy prices; actions of competitors or regulators; technological developments; potential disruption of the Company’s production facilities, transportation networks and information technology systems due to war, terrorism, malicious attack, civil accidents, political events, civil unrest or severe weather; potential environmental liability or product liability under existing or future laws and litigation; potential liability resulting from other pending or future litigation; changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” in the Company’s  Annual Report on Form 10-K, quarterly reports on Form 10-Q and other periodic reports. In addition, such results could be affected by general domestic and international economic and political conditions and other unpredictable or unknown factors not discussed in this press release which could have material adverse effects on forward-looking statements.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended December 31,
	2015	2016
Revenue:
Building products	$101,595	$135,041
Construction materials	116,248	119,991
Energy technology	575	543
Total revenue	218,418	255,575

Cost of revenue:
Building products	69,552	96,529
Construction materials	84,277	88,264
Energy technology	318	163
Total cost of revenue	154,147	184,956

Gross profit	64,271	70,619

Operating expenses:
Selling, general and administrative	34,882	44,981
Amortization	4,566	6,298
Total operating expenses	39,448	51,279

Operating income	24,823	19,340

Net interest expense	(8,217)	(8,919)
Other income (expense), net	(69)	154

Income from continuing operations before income taxes	16,537	10,575

Income tax provision	(3,600)	(3,900)

Income from continuing operations	12,937	6,675

Income (loss) from discontinued operations, net of income taxes	(216)	153

Net income	12,721	6,828

Net income attributable to non-controlling interest	(296)	(161)

Net income attributable to Headwaters Incorporated	$12,425	$6,667

Basic and diluted income per share attributable to Headwaters Incorporated:
From continuing operations	$0.17	$0.09
From discontinued operations	0.00	0.00
	$0.17	$0.09
Weighted average shares outstanding:
Basic	73,789	74,237

Diluted	75,365	75,672

Operating income (loss) by segment:
Building products	$11,675	$11,400
Construction materials	20,363	18,598
Energy technology	(1,721)	(1,813)
Corporate	(5,494)	(8,845)
Total	$24,823	$19,340

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	December 31,
	2016	2016
Assets:
Current assets:
Cash and cash equivalents	$65,298	$70,858
Trade receivables, net	152,084	118,272
Inventories	72,668	80,466
Other	14,704	14,729
Total current assets	304,754	284,325

Property, plant and equipment, net	206,792	212,639
Goodwill	290,503	296,207
Intangible assets, net	319,162	309,614
Deferred income taxes	68,059	69,367
Other assets	49,173	48,043

Total assets	$1,238,443	$1,220,195

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$30,211	$25,992
Accrued liabilities	109,151	93,069
Current portion of long-term debt	7,785	0
Total current liabilities	147,147	119,061

Long-term debt, net	746,716	740,402
Other long-term liabilities	41,230	44,514
Total liabilities	935,093	903,977

Redeemable non-controlling interest in consolidated subsidiary	13,363	13,524

Stockholders’ equity:
Common stock - par value	74	75
Capital in excess of par value	733,117	739,156
Retained earnings (accumulated deficit)	(441,793)	(435,126)
Treasury stock	(1,411)	(1,411)
Total stockholders’ equity	289,987	302,694
Total liabilities and stockholders’ equity	$1,238,443	$1,220,195

HEADWATERS INCORPORATED

Reconciliations of Non-GAAP Financial Measures (Unaudited)

(in millions, except per-share amounts)

	Quarter Ended December 31,
	2015	2016
Reconciliation of Income from Continuing Operations to Adjusted EDITDA
Income from continuing operations (GAAP)	$12.9	$6.7
Non-controlling interest of subsidiary	(0.3)	(0.1)
Net interest expense	8.2	8.9
Income taxes	3.6	3.9
Depreciation, amortization, and equity-based compensation	14.4	18.2
Non-routine customer and business acquisition-related costs and adjustments	0.9	3.8
Consolidation of acquired businesses	0.5	0.5
Adjusted EBITDA	$40.2	$41.9

Segment Adjusted EBITDA

Building Products	$20.9	$25.1
Construction materials	24.9	24.0
Energy technology	(1.3)	(1.6)
Corporate	(4.3)	(5.6)
Adjusted EBITDA	$40.2	$41.9

	Twelve Months Ended
	9/30/2015	9/30/2016	12/31/2016
TTM Adjusted EBITDA Reconciliation

Income from continuing operations (GAAP)	$132.1	$49.6	$43.4
Non-controlling interest of subsidiary	(0.9)	(1.7)	(1.5)
Net interest expense	64.2	42.5	43.2
Income taxes	(94.5)	22.8	23.1
Depreciation, amortization, and equity-based compensation	56.2	65.1	68.9
Non-routine customer and business acquisition-related costs and adjustments	1.8	1.3	4.2
Consolidation of acquired businesses	—	7.8	7.8
Asset impairments, write-offs and other non-routine items	0.6	2.2	2.2
Cash-based compensation tied to stock price	6.1	—	—
TTM Adjusted EBITDA	$165.6	$189.6	$191.3

Segment TTM Adjusted EBITDA

Building Products	$86.2	$101.1	$105.3
Construction materials	96.2	110.7	109.8
Energy technology	2.2	(1.1)	(1.4)
Corporate	(25.1)	(21.1)	(22.4)
Cash-based compensation tied to stock price	6.1	—	—
TTM Adjusted EBITDA	$165.6	$189.6	$191.3

	Quarter Ended December 31,
	2015	2016
Reconciliation of Diluted EPS from Continuing Operations to Adjusted EPS
Reported numerator for diluted earnings per share from continuing operations in accordance with GAAP - income from continuing operations attributable to Headwaters Incorporated	$12.6	$6.6
Adjustments to numerator:
Amortization expense related to acquired intangible assets	4.5	6.2
Non-routine customer and business acquisition-related costs and adjustments	0.9	3.8
Consolidation of acquired businesses	0.5	0.5
Non-routine interest expense related to early debt repayments, repricings, new debt issuances	—	0.2
Income tax effect of above pretax adjustments	(2.3)	(4.2)
Total adjustments to income from continuing operations, net of income tax effect	3.6	6.5
Numerator for adjusted diluted earnings per share from continuing operations	$16.2	$13.1

Reported denominator for diluted earnings per share in accordance with GAAP and for adjusted earnings per share	75.4	75.7

Reported diluted income per share from continuing operations (GAAP)	$0.17	$0.09
Effect of adjustments on diluted income per share calculation	0.04	0.08
Adjusted diluted income per share from continuing operations (Adjusted EPS)	$0.21	$0.17